                                                                    EXHIBIT 99.1

Navigant International
401(k) Plan
Financial Statements and
Supplemental Schedule
December 31, 1999 and 1998

Navigant International
401(k) Plan
Index
--------------------------------------------------------------------------------

                                                                            Page
Financial Statements:

   Report of Independent Accountants                                          1

   Statement of Net Assets Available for Benefits                             2

   Statement of Changes in Net Assets Available for Benefits                  3

   Notes to Financial Statements                                           4-11

Supplemental Schedule:

   Schedule I - Schedule of Assets Held for Investment Purposes at End
   of Year                                                                12-13

                       Report of Independent Accountants

To the Participants and Administrator
of the Navigant International 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Navigant International 401(k) Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999 and the period June 10, 1998 (inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


June 15, 2000

Navigant International
401(k) Plan
Statement of Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                           December 31,
                                                      1999             1998
Assets

Investments, at fair value                        $  25,757,742    $  11,398,573

Receivables:

     Employer contributions                                   -           32,312
     Employee contributions                                   -          195,633
     Participant notes                                  618,506          235,155
                                                  -------------    -------------
                                                        618,506          463,100
                                                  -------------    -------------
Net assets available for benefits                 $  26,376,248    $  11,861,673
                                                  -------------    -------------

  The accompanying notes are an integral part of these financial statements.

Navigant International
401(k) Plan
Statement of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                                                        Period June 10,
                                                                                        1998 (Inception)
                                                                   Year Ended                  to
                                                                  December 31,            December 31,
                                                                      1999                    1998
Additions to net assets attributed to:
     Investment income:
         Interest                                                $      160,430          $       34,287
         Net appreciation in fair value of investments                4,603,865                 291,030
                                                                ----------------        ----------------
                                                                      4,764,295                 325,317
                                                                ----------------        ----------------
     Contributions:
         Employer                                                       661,305                 328,093
         Employee                                                     4,558,711               2,246,424
                                                                ----------------        ----------------
                                                                      5,220,016               2,574,517
     Transfer from affiliated plan                                      189,403               9,453,530
                                                                ----------------        ----------------
Total additions                                                      10,173,714              12,353,364

Deductions from net assets attributed to:
     Benefit payments                                                 1,951,400                 482,766
     Transaction charge                                                  24,308                   5,603
     Participant notes receivable terminated
         due to withdrawal of participant                               116,561                   2,136
                                                                ----------------        ----------------
Total deductions                                                      2,092,269                 490,505
Change in forfeiture reserve, net                                      (24,930)                 (1,186)
                                                                ----------------        ----------------
Net increase prior to plan merger                                     8,056,515              11,861,673
Transfer of assets due to plan merger                                 6,458,060                       -
                                                                ----------------        ----------------
Net increase                                                         14,514,575              11,861,673
Net assets available for benefits at beginning of
   the year and period                                               11,861,673                       -
                                                                ----------------        ----------------
Net assets available for benefits at end of
   the year and period                                           $   26,376,248          $   11,861,673
                                                                ----------------        ----------------

  The accompanying notes are an integral part of these financial statements.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Description of Plan

     The following description of the Navigant International 401(k) Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution plan established effective June 10, 1998 and most recently amended September 27, 1999, retroactively effective May 1, 1999. Non-union employees of Navigant International, Inc. (the "Company") become eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Contributions

     Participants may contribute an amount equal to not less than 1 percent nor more than 15 percent of their compensation for the contribution period. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a general account and 21 pooled separate accounts as investment options for participants. Effective May 1, 1999, Company stock was added as an investment option for participants. Employee contributions are recorded in the period during which the Company makes payroll deductions from the participant's earnings.

     The Company will make a matching contribution in an amount equal to a discretionary percentage. The Company may also make additional matching and discretionary nonelective contributions. Matching Company contributions are recorded in the same period as employee contributions. Additional matching and discretionary nonelective contributions, if any, are recorded annually.

     Participant Accounts

     Each participant's account is credited with the participant's contribution and allocation of the Company's contribution and plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

     Vesting

     Participants are immediately vested in their voluntary contributions plus actual earnings thereon. The balance of vesting in the participants' accounts is based on years of service. A participant becomes 25 percent vested after two years of service, 50 percent vested after three years of service, 75 percent vested after four years of service and 100 percent vested after five years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant's account becomes 100 percent vested.

     Payment of Benefits

     On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of his or her account, a distribution in the form of an annuity, or installment payments. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

     Participant Notes Receivable

     Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of his or her account balance, whichever is less. Loans are treated as a transfer to/from the investment fund from/to Participant Notes Receivable. A loan is secured by the balance in the participant's account and bears interest at a rate commensurate with market rates for similar loans, as defined (7.50% to 10.50% for the year ended December 31, 1999 and 7.25% to 10.25% for the period ended December 31, 1998).

     Cash Equivalents

     Contributions received prior to year end awaiting investment in the appropriate investment option at December 31 are invested in the CIGNA Charter Guaranteed Short-Term Account, which is recorded at fair value, and are included within the fund in which units are subsequently purchased.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

2.   Summary of Accounting Policies

     Method of Accounting

     The Plan's financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

     Amounts shown by investment fund option on the statement of net assets available for benefits as of December 31, 1998 and the statement of changes in net assets available for benefits for the period June 10, 1998 (inception) to December 31, 1998 have been reclassified to be shown in total to conform to the current year presentation in order to adopt AICPA Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters."

     Investment Valuation

     Investments in pooled separate accounts are recorded at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company ("CG Life"). Investments in the general account are non-fully benefit responsive and are recorded at fair value. Participant notes receivable are valued at cost which approximates fair value. The Company Stock is valued at its quoted market price.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

3.   Investments

     Investments that represent 5 percent or more of the Plan's net assets are separately identified below.

                                                                  December 31,
                                                               1999          1998
     CIGNA Charter Guaranteed Income Fund                  $ 2,709,664   $ 1,799,408
        interest rates, 4.85%; 5.20%
     CIGNA Charter Large Company Stock Index Fund            1,637,977           N/A
        units, 21,692; N/A
     CIGNA Fidelity Advisor Growth Opportunities Fund        5,765,927     4,544,090
        units, 73,181; 59,704
     CIGNA INVESCO Dynamics Fund                             2,442,639           N/A
        units, 66,089; N/A
     CIGNA PBHG Growth Fund                                  3,081,938     1,282,207
        units, 63,532; 50,700
     CIGNA Templeton Foreign Fund                            1,447,740       711,705
        units, 95,877; 65,414
     CIGNA Lifetime30 Fund                                   1,617,076       941,597
        units, 71,205; 49,741
     CIGNA Lifetime40 Fund                                         N/A       693,005
        units, N/A; 37,745

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

     Investment Performance

     During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $4,764,295 and $325,317, respectively, as follows:

                                                                           Period June 10,
                                                                                1998
                                                              Year Ended   (Inception) to
                                                             December 31,   December 31,
                                                                 1999           1998
     General Account:
         CIGNA Charter Guaranteed Income Fund                $    122,036   $     25,052

     Pooled Separate Accounts:
         CIGNA Charter Large Company Stock Index Fund             228,122         18,010
         CIGNA Fidelity Advisor Growth Opportunities Fund         189,590        310,261
         CIGNA Warburg Pincus Advisor International
            Equity Fund                                             5,813             42
         CIGNA Warburg Pincus Advisor Emerging Growth Fund         24,810          6,646
         CIGNA Warburg Pincus Advisor Growth & Income Fund         19,781             93
         CIGNA INVESCO Total Return Fund                           (9,075)         1,258
         CIGNA INVESCO Dynamics Fund                              850,226         10,594
         CIGNA American Century - Twentieth Century
           Ultra Fund                                             217,506         17,304
         CIGNA PBHG Growth Fund                                 1,431,798        (32,854)
         CIGNA AIM Constellation Fund                              56,410          2,349
         CIGNA Founders Growth Fund                               116,778          7,755
         CIGNA Founders Balanced Fund                              (2,283)           264
         CIGNA Janus Worldwide Fund                               330,386          6,047
         CIGNA Neuberger Berman Guardian Trust                      2,926            600
         CIGNA Templeton Growth Fund                                6,041             32
         CIGNA Templeton Foreign Fund                             386,243        (71,650)
         CIGNA Lifetime20 Fund                                    154,974         (1,930)
         CIGNA Lifetime30 Fund                                    242,595          2,905
         CIGNA Lifetime40 Fund                                    181,604         14,457
         CIGNA Lifetime50 Fund                                     44,560         (1,611)
         CIGNA Lifetime60 Fund                                     16,229            458
                                                             -------------  -------------
                                                                4,495,034        291,030

       Company Stock:
           Navigant International Stock                           108,831              -

       Participant Notes Receivable                                38,394          9,235
                                                             -------------  -------------
                Net increase                                  $ 4,764,295    $   325,317
                                                             =============  =============

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

4.   Investment Contract with Insurance Company

     The Plan participates in a contract with CG Life via an investment in the CIGNA Charter Guaranteed Income Fund. CG Life commingles the assets of the CIGNA Charter Guaranteed Income Fund with other assets. For the Plan's investment in the CIGNA Charter Guaranteed Income Fund the Plan is credited with interest at the rate specified in the contract, which was 4.85% for the year ended December 31, 1999 and ranged from 5.30% to 5.20% for the period ended December 31, 1998, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the CIGNA Charter Guaranteed Income Fund for six months. As discussed in Note 2, the CIGNA Charter Guaranteed Income Fund is included in the financial statements at fair value which, principally because of the periodic rate reset process, approximates contract value.

5.   Related-Party Transactions

     Plan assets include investments in funds managed by CG Life, a wholly owned division of CIGNA. CIGNA is the Plan's trustee and as such, transactions with the trustee qualify as party-in-interest transactions. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds shares of Navigant International, Inc., the Plan Sponsor, which also qualifies as a party-in-interest.

6.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.   Tax Status

     The Internal Revenue Service has determined and informed the Company by a letter dated September 22, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter, however, the Plan's administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

     Nondiscrimination testing in accordance with the IRC was not completed for the 1999 plan year. Management is in process of performing the testing. Management intends to take the appropriate steps to facilitate the continued tax qualified status of the Plan.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   Reconciliation of Plan Financial Statements to the Form 5500

     The Annual Return/Report of Employee Benefit Plan (the "Form 5500") is prepared on the modified cash basis. Accordingly, certain balances included on lines 31 and 32 of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions in the Form 5500 by the amount of contributions accrued at December 31, 1998. The ending net asset balances are reconciled as follows:

                                                                    December 31,
                                                                        1998
          Net assets, reflected on Form 5500                       $   11,633,728
          Add:   Employer contributions receivable                         32,312
                 Employee contributions receivable                        195,633
                                                                  ----------------
          Net assets, reflected in the financial statements        $   11,861,673
                                                                  ----------------

9.   Transfer From Affiliated Plan

     Effective July 1, 1998, certain assets of the U.S. Office Products 401(k) Retirement Plan, an affiliated plan, were transferred to the Plan and certain participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

10.  Plan Mergers

     In 1999, certain assets attributable to the employees of Bowers WorldWide Travel, McGregor Travel, Arrington Travel, Omni Travel and World Express Travel were transferred to the Plan and certain employees became eligible to participate in the Plan subject to the provisions of the Plan agreement.

Navigant International
401(k) Plan
Notes to Financial Statements
--------------------------------------------------------------------------------
11.  Forfeitures

     The net change in forfeiture reserve represents the net change in the available forfeiture reserve balance from the prior year plus the current year forfeitures generated. Forfeitures result from nonvested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service requirement, as defined in the Plan agreement, forfeitures generated are added to the forfeiture reserve balance. The forfeiture reserve of $70,972 and $895 at December 31, 1999 and 1998, respectively, is included in the CIGNA Charter Guaranteed Income Fund and is available to offset contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement.

12.  Subsequent Events

     In 2000, certain assets attributable to the employees of First Travel Corporation and Dollinger Travel were transferred to the Plan and certain employees became eligible to participate in the Plan subject to the provisions of the Plan agreement.

Navigant International                                     Supplemental Schedule
401(k) Plan                                                           Schedule I
Schedule H (Part IV) Form 5500 - Schedule of Assets
   Held for Investment Purposes at End of Year
December 31, 1999
--------------------------------------------------------------------------------

                                                                  (c)
                          (b)                     Description of investment including
             Identity of Issue, borrower,          maturity date, rate of interest,              (d)               (e)
    (a)        lessor, or similar party            collateral, par or maturity value            Cost          Current value
     *     Connecticut General Life          CIGNA Charter Guaranteed Income Fund               N/A**         $   2,709,664
           Insurance Company

     *     Connecticut General Life          CIGNA Charter Large Company                        N/A**             1,637,977
           Insurance Company                 Stock Index Fund

     *     Connecticut General Life          CIGNA Fidelity Advisor                             N/A**             5,765,927
           Insurance Company                 Growth Opportunities Fund

     *     Connecticut General Life          CIGNA Warbug Pincus Advisor                        N/A**                22,206
           Insurance Company                 International Equity Fund

     *     Connecticut General Life          CIGNA Warburg Pincus Advisor                       N/A**                90,119
           Insurance Company                 Emerging Growth Fund

     *     Connecticut General Life          CIGNA Warburg Pincus Advisor                       N/A**               362,238
           Insurance Company                 Growth & Income Fund

     *     Connecticut General Life          CIGNA INVESCO Total Return Fund                    N/A**               360,660
           Insurance Company

     *     Connecticut General Life          CIGNA INVESCO Dynamics Fund                        N/A**             2,442,639
           Insurance Company

     *     Connecticut General Life          CIGNA American Century -                           N/A**               944,662
           Insurance Company                 Twentieth Century Ultra Fund

     *     Connecticut General Life          CIGNA PBHG Growth Fund                             N/A**             3,081,938
           Insurance Company

     *     Connecticut General Life          CIGNA AIM Constellation Fund                       N/A**               218,939
           Insurance Company

     *     Connecticut General Life          CIGNA Founders Growth Fund                         N/A**               518,013
           Insurance Company

     * Indicates an identified person known to be a party-in-interest to the Plan.

     ** Cost information has been omitted for participant-directed investments.

Navigant International                                     Supplemental Schedule
401(k) Plan                                                           Schedule I
Schedule H (Part IV) Form 5500 - Schedule of Assets
   Held for Investment Purposes at End of Year
December 31, 1999                                                    (continued)
--------------------------------------------------------------------------------

                                                                  (c)
                          (b)                     Description of investment including
             Identity of Issue, borrower,          maturity date, rate of interest,              (d)               (e)
    (a)        lessor, or similar party            collateral, par or maturity value            Cost          Current value
     *     Connecticut General Life          CIGNA Founders Balanced Fund                       N/A**         $      347,606
           Insurance Company

     *     Connecticut General Life          CIGNA Janus Worldwide Fund                         N/A**                985,884
           Insurance Company

     *     Connecticut General Life          CIGNA Neuberger Berman Guardian Trust              N/A**                 62,071
           Insurance Company

     *     Connecticut General Life          CIGNA Templeton Growth Fund                        N/A**                 63,421
           Insurance Company

     *     Connecticut General Life          CIGNA Templeton Foreign Fund                       N/A**              1,447,740
           Insurance Company

     *     Connecticut General Life          CIGNA Lifetime20 Fund                              N/A**                842,426
           Insurance Company

     *     Connecticut General Life          CIGNA Lifetime30 Fund                              N/A**              1,617,076
           Insurance Company

     *     Connecticut General Life          CIGNA Lifetime40 Fund                              N/A**              1,249,252
           Insurance Company

     *     Connecticut General Life          CIGNA Lifetime50 Fund                              N/A**                408,704
           Insurance Company

     *     Connecticut General Life          CIGNA Lifetime60 Fund                              N/A**                277,737
           Insurance Company

     *     National Financial                Navigant International, Inc.                       N/A**                299,239
           Services Corporation              Common Stock

     *     Plan Participants                 Participant Notes Receivable                       N/A**                618,506

     *     Connecticut General Life          Cash Equivalents (CIGNA Charter                    N/A**                  1,604
           Insurance Company                 Guaranteed Short-Term Account)

    * Indicates an identified person known to be a party-in-interest to the Plan.

    ** Cost information has been omitted for participant-directed investments.